EXHIBIT 21.1
Coleman Cable, Inc. Subsidiaries

Subsidiary	Jurisdiction of Organization
CCI Enterprises, Inc.	Delaware
CCI International, Inc.	Delaware
Copperfield, LLC	Minnesota
Oswego Wire Incorporated	Texas
Spell Capital Corporation	Minnesota